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Exhibit 10.5

AMENDED AND RESTATED SECURED PROMISSORY NOTE

THIS AMENDED AND RESTATED PROMISSORY NOTE dated June 21, 1995, is executed by and between Gold Capital Corporation ("Debtor") whose address is 55 Madison Street, Suite 745, Denver, Colorado 80206 and Tonkin Springs Venture Limited Partnership ("TSVLP"), and amends and restates that Secured Promissory Note between the parties, dated December 31, 1993, as previously amended, in its entirety.

R E C I T A L S

WHEREAS, for value received, the Debtor and TSVLP previously negotiated a Secured Promissory Note dated December 31, 1993 (the "Note") in the principal amount of $3,800,000, a copy of which is attached hereto as Exhibit "A" and incorporated by reference; and

WHEREAS,  the  parties  executed  an  Amendment  to  Secured
Promissory Note (the "First Amendment") on July 13, 1994, a copy of which is attached hereto as Exhibit "C" and incorporated by reference; and

WHEREAS,  the parties executed a Second Amended and Restated
Secured  Promissory Note (the "Second Amendment") on October
18, 1994, a copy of which is attached hereto as Exhibit "D" and incorporated by reference; and

WHEREAS,  the  parties  executed  an  Amended  and  Restated
Secured Promissory Note (the "Third Amendment") on March 27,
1995, a copy of which is attached hereto as Exhibit "E" and incorporated by reference; and

WHEREAS, the remaining unpaid principal balance due under the Note as of the date of this Amended and Restated
Secured Promissory Note is $3,108,619.91; and

WHEREAS, Debtor and Royalstar Resources Ltd. ("Royalstar") entered into a Private Placement agreement dated April 13, 1995, which included an option whereby Royalstar could purchase an additional 2,200,000 shares of the common stock of Debtor for U.S.$2.2 million, a copy of which is attached hereto as Exhibit "F" and incorporated by reference. The closing of the exercise of the purchase of the additional 2,200,000 shares by Royalstar is referred to hereinafter as the "Second Closing". This Amended and Restated Secured Promissory Note is a requirement of and conditioned upon the successful completion of the Second Closing under the terms and conditions set forth in the Private Placement agreement dated April 13, 1995; and

WHEREAS,  the  parties wish to further amend the  terms  and conditions  of the Note and provide a schedule  of  payments
which  shall  reflect the remaining terms of the  Note,   as
herein agreed.

NOW THEREFORE, the remaining terms and conditions of the Note executed on December 31, 1993 between the above mentioned parties, as previously amended, is hereby amended and restated in its entirety as follows:

This Amended and Restated Secured Promissory Note is made pursuant to that certain Purchase and Sale Agreement dated as of December 31, 1993 (the "Purchase Agreement") between Debtor and TSVLP. Capitalized terms not defined herein shall have the meaning assigned to them in the Purchase Agreement or the Security Agreement attached hereto as Exhibit B (the "Security Agreement").

This Amended and Restated Secured Promissory Note is without recourse to the Debtor and in the event of default, TSVLP may only rely upon the collateral for payment of the Amended and Restated Secured Promissory Note and by the Security Agreement, and may not proceed against the Debtor.

The Debtor shall make remaining principal payments to TSVLP under this Amended and Restated Secured Promissory Note as follows:

1. Immediately after the Second Closing with Royalstar, Debtor shall make a payment of $1,000,000 to TSVLP, which payment shall be applied to obligations of Debtor as follows: first to any then outstanding accounts payable balance by Debtor to TSVLP; and Secondly, applied to reduce the principal balance owed under the Note.

2. Commencing effective June 1, 1995, and continuing until Debtor has raised funding subsequent to the Second Closing with Royalstar in the cumulative minimum aggregate amount of US$4,000,000 from debt, equity or other forms of financing and funding, the Debtor shall make monthly principal payments in the amount of $50,000 which payments shall be payable on the first day of each month during that time. Said June 1, 1995 payment shall be due and payable on the date of the Second Closing.

3. Commencing on the first day of the next month following Debtor raising funding subsequent to the Second Closing with Royalstar in the cumulative minimum aggregate amount of US$4,000,000 from debt, equity or other forms of financing and funding, the Debtor shall then make monthly principal payments in the amount of $75,000 which payments shall be payable on the first day of each month and shall continue until the Note is paid in full.

4. In any event, the entire unpaid principal balance hereof and all accrued interest hereunder shall be due and payable on or before April 1, 1999.

5. In no event shall Debtor be liable for principal payments in excess of the $3,800,000 described in the Note, less principal amounts previously paid, together with any additional interest described herein, or additional costs or expenses of collection contained in this Amended and Restated Secured Promissory Note.

Debtor shall have the right of prepayment of the outstanding principal under this Amended and Restated Secured Promissory
Note at any time.

Interest on the unpaid balance of the Amended and Restated Secured Promissory Note, and any accrued interest not otherwise paid as required, shall equal 7.5% per annum. Interest shall be due and payable annually on each anniversary date of the Note (December 31) computed as the sum of the daily interest rate applied against the outstanding principal, until all principal and interest has been paid in full.

Payments of both principal and interest are to be made at the offices of TSVLP, 55 Madison, Suite 745, Denver,
Colorado 80206, in lawful money of the United States of America.

In the event of default, TSVLP will give written notice to Debtor with reasonable explanation of the default ("Notice of Default"), and Debtor will then have a period of 10 days from receipt of the Notice of Default to cure such events of default.

Debtor shall pay to TSVLP, on demand, all costs and expenses
incurred  to  collect  any  indebtedness  evidenced   hereby
including, without limitation, reasonable attorneys' fees, whether or not suit is actually commenced.

Except as otherwise provided in this Amended and Restated Secured Promissory Note, Debtor waives presentation for payment, protest, notice of protest and of dishonor and hereby assents to any indulgence and any extension of time for payment of any indebtedness evidenced hereby that has been granted or permitted by TSVLP. Any failure to exercise or any delay in exercising any right hereunder shall not be construed as a waiver of such right or any right.

At the option of TSVLP, an action may be brought to enforce this Amended and Restated Secured Promissory Note in the District Court in and for the County of Washoe, State of Nevada, in the United States District Court for the District of Nevada, or in any court in which venue and jurisdiction are proper. The undersigned consents to venue and jurisdiction in the District Court in and for the County of Washoe, State of Nevada, and to service of process under the Nevada Revised Statutes in any action commenced to enforce this Amended and Restated Secured Promissory Note.

This Amended and Restated Secured Promissory Note is secured by the Security Agreement executed December 31, 1993, and attached hereto as Exhibit B. Reference is made to the Security Agreement for certain rights and remedies of the parties hereto and the terms and conditions on which this Amended and Restated Secured Promissory Note is secured thereby.

GOLD CAPITAL CORPORATION
By:  /s/ Charles E. Stott, Jr.
   Charles E. Stott, Jr., President

TONKIN SPRINGS VENTURE LIMITED PARTNERSHIP
By:/s/ William W.
Reid William W. Reid, President
Tonkin Springs Gold Mining Company,
General Partner and Manager - TSVLP